Exhibit 14.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-88854, 333-100522, 333-51446, 333-15409, 333-09368 and 333-1796 of Kerzner International Limited and subsidiaries (the “Company”) on Form F-3, S-8, S-8, F-4, S-8 and S-8, respectively, of our report dated March 29, 2004, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2003. Such report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002, and the restatement of the 2002 and 2001 consolidated financial statements.

/s/	DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 29, 2004